UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement
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JUNIPER NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMENDMENT NO. 1 TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 19, 2015

This Amendment No. 1 (this “Amendment”) to the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Juniper Networks, Inc. (the “Company”) with the U.S. Securities and Exchange Commission on April 7, 2015 for use at the Company’s annual meeting of stockholders, which will take place on May 19, 2015, is being made available to stockholders on April 29, 2015. Only stockholders of record as of the close of business on March 24, 2015 are entitled to receive notice of and to vote at the annual meeting.

Except as described in this Amendment, the information provided in the Proxy Statement continues to apply. To the extent that information in this Amendment differs from or updates information contained in the Proxy Statement, the information in this Amendment is more current. The Proxy Statement contains important additional information. This Amendment should be read in conjunction with the Proxy Statement. Defined terms used but not defined in this Amendment have the meanings set forth in the Proxy Statement.

Board Structure and Committee Composition

Due to an administrative error in the calculation of the percentage of Board and committee meetings attended by Pradeep Sindhu, the Company incorrectly reported that Mr. Sindhu did not attend at least 75% of all Board and applicable committee meetings. As correctly calculated, Mr. Sindhu attended greater than 75% of all Board and applicable committee meetings.

Accordingly, the disclosure provided in the last sentence under the section entitled “Board Structure and Committee Compensation” as set forth on page 8 of the Proxy Statement, is amended and restated in its entirety to read as follows:

“During 2014, each director, other than Mr. Kevin Johnson, attended at least 75% of all Board and applicable committee meetings.”